UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2011 (March 9, 2011)

CAPSTONE TURBINE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-15957	95-4180883
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

21211 Nordhoff Street, Chatsworth, California 91311
(Address of principal executive offices and zip code)

(818) 734-5300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01                      Entry into a Material Definitive Agreement.

         On March 9, 2011, Capstone Turbine Corporation, a Delaware corporation (the “Company”), entered into Warrant Exercise Agreements with (i) the only two holders (the “2009 Holders”) of warrants to purchase an aggregate of 3,612,717 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issued by the Company on May 7, 2009 (the “2009 Warrants”) (ii) one holder (the “2008 Holder”) of warrants to purchase an aggregate of 392,191 shares of Common Stock issued by the Company on September 17, 2008 (the “2008 Warrants”) and (iii) four holders (the “2007 Holders”) of warrants to purchase an aggregate of 8,468,323 shares of Common Stock issued by the Company on January 24, 2007 (the “2007 Warrants”).  Pursuant to the Warrant Exercise Agreements, the 2009 Holders agreed to exercise the 2009 Warrants at the existing exercise price of $0.95 per share in exchange for a fee of an aggregate amount of approximately $993,497, the 2008 Holder agreed to exercise the 2008 Warrants at the existing exercise price of $1.60 per share in exchange for a fee of an aggregate amount of approximately $156,876 and the 2007 Holders agreed to exercise the 2007 Warrants at the existing exercise price of $1.17 per share  in exchange for a fee of an aggregate amount of approximately $1,185,565. The net proceeds to the Company in connection with the exercise of the 2009 Warrants, the 2008 Warrants and the 2007 Warrants, after deducting estimated expenses, is approximately $11.2 million.

 The foregoing description of the Warrant Exercise Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Warrant Exercise Agreement which is filed herewith as Exhibit 10 and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 10	Form of Warrant Exercise Agreement

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE TURBINE CORPORATION
Date: March 10, 2011	By:	/s/ Edward I. Reich
Edward I. Reich Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10	Form of Warrant Exercise Agreement